SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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SPATIALIGHT, INC.

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May 10, 2005

Dear Shareholder:

This year’s Annual Meeting of Shareholders will be held on Wednesday, June 1, 2005, at 10:00 a.m., Pacific Time, at the Sheraton Petaluma Hotel at the Marina, 745 Baywood Drive, Petaluma, CA 94954. You are cordially invited to attend.

The Notice of Annual Meeting of Shareholders and Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

After reading the Proxy Statement, please promptly vote, sign, and return the enclosed Proxy Card in the prepaid return envelope to assure that your shares will be represented. Your shares cannot be voted unless you date, sign and return the enclosed Proxy Card or attend the annual meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our shareholders are important.

A copy of our 2004 Annual Report is enclosed.

Our Board of Directors and Management look forward to seeing you at the Annual Meeting.

Very truly yours, /s/Sandi Harrison Sandi Harrison Assistant Secretary

SPATIALIGHT, INC.
5 Hamilton Landing, Suite 100
Novato, California 94949

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD June 1, 2005

PLEASE TAKE NOTICE that the Annual Meeting of Shareholders of SpatiaLight, Inc., a New York corporation, will be held on Wednesday, June 1, 2005 at 10:00 a.m., Pacific Time, at the Sheraton Petaluma Hotel at the Marina, 745 Baywood Drive, Petaluma, CA 94954 for the following purposes:

1.  To elect four (4) Directors of the Corporation to serve for the ensuing year and until their successors are duly elected and qualified.

2.  To ratify the appointment of Odenberg, Ullakko, Muranishi & Co. LLP (OUM), as our independent registered public accounting firm for our fiscal year ending December 31, 2005.

3.  To transact such other business as may properly come before the Annual Meeting of Shareholders or any adjournments thereof.

The foregoing items of business are described more fully in the Proxy Statement accompanying this Notice.

Our Board of Directors has fixed the close of business on Monday, April 11, 2005, as the record date for the determination of which shareholders will be entitled to receive the notice of and to vote at the Meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD. ANY SHAREHOLDER WHO HAS GIVEN A PROXY MAY REVOKE IT BY WRITTEN NOTICE ADDRESSED TO AND RECEIVED BY OUR CORPORATE SECRETARY PRIOR TO ITS EXERCISE, OR BY SUBMITTING A DULY EXECUTED PROXY BEARING A LATER DATE OR BY ELECTING TO VOTE IN PERSON AT THE MEETING. THE MERE PRESENCE AT THE MEETING OF THE PERSON APPOINTING A PROXY DOES NOT REVOKE THE PRIOR GRANT OF A PROXY.

New York, NY
Date: May 10, 2005

BY ORDER OF THE BOARD OF DIRECTORS

SANDI HARRISON, Assistant Secretary

SPATIALIGHT, INC.
5 Hamilton Landing, Suite 100
Novato, California 94949

PROXY STATEMENT

This Proxy Statement and the enclosed Proxy Card are furnished in connection with the solicitation of Proxies by and on behalf of our Board of Directors (the Board) for use at our Annual Meeting of Shareholders to be held on June 1, 2005 (the Meeting) at the Sheraton Petaluma Hotel at the Marina, 745 Baywood Drive, Petaluma, CA 94954 at 10:00 a.m., Pacific Time, and any adjournments thereof. Shareholders of record as of the close of business on Monday, April 11, 2005, will be entitled to notice of and to vote at the Meeting and at any adjournments thereof. As of that date, there were 35,925,406 common shares, par value $.01 per share (common shares or shares), issued and outstanding and entitled to vote at the Meeting. Each such common share is entitled to one vote on any matter presented at the Meeting.

If Proxies in the accompanying form are properly executed and returned, unless contrary instructions are indicated thereon, the common shares represented thereby will be voted as follows: (1) for the election of the four nominees named below as Directors; (2) for the ratification of the appointment of Odenberg, Ullakko, Muranishi & Co. LLP (OUM), as our independent registered public accounting firm for the current fiscal year; and (3) in the discretion of the persons named in the enclosed form of Proxy, on any other matters to properly come before the Meeting or any adjournments thereof. The percentages of votes required to elect directors, ratify the appointment of OUM and approve the other matters being presented to Shareholders are set forth under each such proposal. Any shareholder who has given a Proxy may revoke it by written notice addressed to and received by our Assistant Secretary prior to its exercise or by submitting a duly executed Proxy bearing a later date or by electing to vote in person at the Meeting. The mere presence at the Meeting of the person appointing a Proxy does not revoke the prior grant of a Proxy.

The presence in person or by Proxy of a majority of the outstanding common shares entitled to vote at the Meeting will be necessary to constitute a quorum. Shares represented by Proxy or in person at the Meeting, including shares represented by Proxies that reflect abstentions with respect to the matters to be voted on at the Meeting, will be counted as present in the determination of a quorum.

Information with respect to beneficial ownership of common shares by our directors and officers is set forth under the caption “Stock Ownership of Certain Beneficial Owners and Management.”

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE CORPORATION SINCE THE DATE OF THIS PROXY STATEMENT.

The approximate date of mailing of this Proxy Statement is May 13, 2005.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS

A Board of Directors, consisting of four directors, is proposed to be elected by the Shareholders at the Annual Meeting, with each director to hold office until the next Annual Meeting or until his successor is duly elected and qualified. Pursuant to our by-laws, the number of directors has been fixed by the Board at four to nine directors and the current Board is comprised of four directors.

The Board recommends that the Shareholders vote FOR the election of the following four nominees: Lawrence J. Matteson, Robert A. Olins, Claude Piaget and Robert C. Munro. Messrs. Matteson, Olins, Piaget and Munro are currently serving as our directors. Information concerning these nominees is provided below.

The Board does not contemplate that any of the nominees will be unable to serve as a director, but should any such nominee so notify us of his unavailability prior to the voting of the Proxies, the persons named in the enclosed Proxy reserve the right to vote for such substitute nominee or nominees as they, in their sole discretion, shall determine.

Unless authority to vote for one or more of the director nominees is specifically withheld according to the instructions on the Proxy, those Proxies which are executed and returned to us prior to the Annual Meeting in the enclosed form will be voted “FOR” the election of each of the four nominees named below. The Proxy solicited by the Board will be so voted unless Shareholders specify a contrary choice therein. The affirmative vote of a plurality of the votes cast at the Meeting shall be required to elect directors. For purposes of counting votes cast for directors, abstentions and broker non-votes (i.e., where a broker or nominee submits a Proxy specifically indicating the lack of discretionary authority to vote on a matter) will have no effect on the result of the outcome of the vote.

Information Concerning Directors and Nominees

The information set forth below concerning the ages and business experience of each nominee has been furnished to us by the nominees. There is no family relationship between any nominee and any other nominee or executive officer of ours. For information regarding the beneficial ownership of the common shares by the incumbent directors, see “Stock Ownership of Certain Beneficial Owners and Management.”

The names, ages, terms, positions and offices held with us, and business experience for at least the past five years of our current directors and nominees are as follows.

Name	Age	Position(s)	Director Since
Lawrence J. Matteson	65	Chairman of the Board	1991
Robert A. Olins	48	Director, Chief Executive Officer and Principal Financial & Accounting Officer	1998
Claude Piaget	63	Director	2001
Robert C. Munro	77	Director	2004

Lawrence J. Matteson, Chairman of the Board since April 2001, has served as director since 1991, and previously served as the Chairman of the Board from 1995 through 1997. He has served as an executive professor of business policy at the William E. Simon Graduate School of Business Administration, University of Rochester since 1992. Mr. Matteson was Senior Vice President and General Manager, Electronic Imaging for Eastman Kodak Company until December 1991. Mr. Matteson began his career with Eastman Kodak in 1965 as a research engineer and worked at Eastman Kodak in various positions continuously from that date until December 1991. He holds degrees in engineering and an MBA from the University Of Rochester Graduate School Of Business.

Robert A. Olins, director since February 1998, Chief Executive Officer, Secretary and Treasurer since June 2000 and Principal Financial and Accounting Officer since June 2004. Mr. Olins has served as President of Argyle Capital Management Corporation during the past twenty years. Argyle Capital Management Corporation is a private investment advisory company.

Claude Piaget, director since June 2001, served as Chief Executive Officer and Senior Vice President, International Relations of Digital Video Broadcasting, a global consortium involved in the promotion of unified worldwide standards for digital television. Dr. Piaget’s broad industry experience includes several executive positions with Philips Electronics, including market development manager from 1995 to 1997, company strategy expert from 1994 to 1995 and development manager from 1986 to 1994. Previously he was involved in researching semiconductor physics, components, devices and systems. He has participated in the development of information and communication technologies and consortiums in Europe, Asia and Latin America. He holds a Masters degree in Physics Engineering and a Ph.D. in Physics from the University of Paris.

Robert C. Munro, director since February 2004, has served as a private business consultant in the finance, banking and retail industries in the United States, the United Kingdom and throughout Europe since 1985. He currently sits on the board of directors of UNET 2 Corporation, a privately held electronic publishing company based in New York. Mr. Munro is a Fellow of the Institute of Directors in the United Kingdom. He has extensive global business experience in the banking, real estate and shipping industries. Mr. Munro received a master’s degree from Edinburgh University in Scotland.

Other Directorships; Term of Office

None of our directors are a member of the board of directors of any other company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or of any company registered under the Investment Corporation Act of 1940, as amended.

All directors serve for a term of one year or until their successors shall have been duly elected and qualified. All officers serve at the discretion of the Board of Directors. All of the incumbent directors were elected at the July 7, 2004 Adjourned Annual Meeting of the Corporation’s Shareholders.

Board of Directors’ Meetings and Committees

During the year ended December 31, 2004, the Board held one meeting and took action by unanimous written consent on eleven occasions. All of our incumbent directors attended the meeting of the Board and all of the Committees of the Board on which such director served during that period. Directors are expected to attend the Annual Meeting of Shareholders, and three of our current directors attended the 2004 Annual Meeting. Mr. Matteson was unable to attend the 2004 Annual Meeting of Shareholders. The Board has determined that each of Messrs. Matteson, Piaget and Munro meet the independence requirements of the listing standards of the NASDAQ.

The Board maintains an Audit Committee and a Compensation Committee. We do not have a standing Nominating Committee, Executive Committee or Corporate Governance Committee.

Audit Committee

The Audit Committee is comprised of three of our non-employee directors: Messrs. Matteson, Munro (Chair), and Piaget. It met four times during 2004. The Audit Committee is responsible for the appointment, retention and termination of a firm of independent registered public accountants and monitors the effectiveness of the audit effort, our financial and accounting organization and our system of internal accounting and disclosure controls. Each member of the Audit Committee is independent within the meaning of Securities and Exchange Commission (SEC) regulations and the NASDAQ listing standards. We do not currently have a financial expert serving on the Audit Committee of the Board of Directors. Since the time of our last proxy filing, we have not devoted any time or resources towards identifying and adding an additional member of the board of directors who qualifies as a financial expert. We do not presently have specific plans with respect to adding a director who would constitute a financial expert, as defined by SEC rules. The Audit Committee Charter is available on our website.

Compensation Committee

The Compensation Committee’s function is to review and recommend executive compensation, including executive officers’ salary levels, incentive compensation programs and stock option grants. The Compensation Committee is comprised of Lawrence J. Matteson, Claude Piaget and Robert C. Munro, each of whom is an independent director under the NASD listing standards. During the year ended December 31, 2004, all executive compensation issues were determined by our Board of Directors. Mr. Olins participated in all determinations of executive and director compensation.

Nomination of Directors

We do not currently have a formal nominating committee and therefore we do not have a nominating committee charter. However, Messrs. Matteson, Piaget and Munro, the three independent directors under the NASDAQ listing standards (collectively, the Nominating Directors), perform the function of a nominating committee by identifying and receiving recommendations for individuals qualified to become directors and recommending to the Board a slate of director nominees for the next annual meeting of shareholders. The functions of the Nominating Directors include identifying and recommending to the Board individuals qualified to serve as directors of SpatiaLight.

The Nominating Directors will consider director candidates recommended by one or more substantial, long-term shareholders. Generally, shareholders who individually or as a group have held 5% of our shares for over one year will be considered substantial, long-term shareholders. In considering candidates submitted by shareholders, the Nominating Directors will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Nominating Directors, a shareholder must submit the recommendation in writing and must include the following information:

• The name of the shareholder and evidence of the person’s ownership of our shares, including the number of shares owned and the length of time of ownership; and

• The name of the candidate, the candidate’s resume or a listing of her or his qualifications to be one of our directors and the person’s consent to be named as a director if selected by the Nominating Directors and nominated by the Board.

The shareholder recommendation and information described above must be sent to SpatiaLight, Inc., c/o Assistant Corporate Secretary, Five Hamilton Landing, Novato, CA 94949 and must be received by the Assistant Corporate Secretary not less than 90 days nor more than 110 days prior to the anniversary date of the Corporation’s most recent annual meeting of shareholders.

The Nominating Directors believe that the minimum qualifications for service as a director of the Corporation are that a nominee possess an ability, as demonstrated by recognized success in her or his field, to make meaningful contributions to the Board’s oversight of our business and affairs and possess an impeccable reputation of integrity and competence in her or his personal and professional activities. The Nominating Directors’ evaluation of potential candidates shall be consistent with the Board’s criteria for selecting new directors. Such criteria include an understanding of our business environment and the possession of such knowledge, skills expertise and diversity of experience so as to enhance our Board’s ability to manage and direct our affairs and business, including when applicable, to enhance the ability of committees of the Board to fulfill their duties and/or satisfy any independence requirements imposed by law, regulation or listing requirements.

The Nominating Directors may receive suggestions from our current directors, executive officers or other sources, which may be either unsolicited or in response to requests from the Nominating Directors for such candidates. The Nominating Directors also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the Nominating Directors may also consider candidates recommended by certain shareholders.

Once a person has been identified by the Nominating Directors as a potential candidate, the Nominating Directors may collect and review publicly available information regarding the person to assess whether such person should be considered further. If the Nominating Directors determine that the candidate warrants further consideration, the Chairman of the Board or another Nominating Director may contact such person. Generally, if the person expresses a willingness to be considered to serve on the Board, the Nominating Directors will request information from the candidate, review the person’s professional and personal history and qualifications and consult appropriate references. The Nominating Directors may consider all such information in light of information regarding any other candidates that the Nominating Directors might be evaluating for membership on the Board. The Nominating Directors’ evaluation process does not vary based on whether or not a candidate is recommended by a shareholder, although, as stated above, the Board will take into consideration whether such recommendation is being made by a substantial, long-term shareholder.

Corporate Governance

We do not currently have a separate corporate governance or disclosure committee. Our Board, as a whole, acts collectively, in conjunction with our executive officers, to improve the corporate governance and disclosure controls and procedures to provide reasonable assurance that material transactions are timely and accurately reported in our financial statements and related disclosures.

Shareholder Communications

The Board has established a procedure to receive communications from shareholders. Shareholders or other interested parties may contact any director or directors of the Board, or the non-management directors as a group, any Board committee or any chair of any such committee by mail or electronically. To communicate with the Board, individual directors or any group or committee of directors, correspondence should be addressed to the Board or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent “c/o Assistant Corporate Secretary” to SpatiaLight, Inc., Five Hamilton Landing, Novato, CA 94949 or send an email to CorpSecretary@spatialight.com.

All communications received as set forth in the preceding paragraph will be opened by our Assistant Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not deemed inappropriate for the addressee will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the Assistant Corporate Secretary will make sufficient copies (or forward such information in the case of email) of the contents to send to each director who is a member of the group or committee to which the envelope or email is addressed.

AUDIT COMMITTEE REPORT

The Audit Committee of our Board bears primary responsibility for our financial statements and for our reporting process, including our systems of internal controls. The primary purpose of an Audit Committee is to monitor: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the independence and performance of our external auditors; and (4) the adequacy of our internal auditing function.

The Audit Committee held four meetings during our last fiscal year. The Audit Committee has received from OUM the written disclosures and the letters regarding OUM’s independence required by Independence Standard Board, Standard No. 1. In addition, OUM discussed with members of the Audit Committee issues of auditor independence and related matters required by Statements on Auditing Standards No. 61 and 90.

The Audit Committee has reviewed and discussed with OUM our financial management and internal controls and matters relating to conduct of the audit. During our preparation of our Annual Report for the year ended December 31, 2004, our management and our independent registered public accounting firm identified several material weaknesses in our internal controls over financial reporting. Although these material weaknesses did not result in any misstatement of our financial results, they relate closely to assuring the fulfillment of critical components of the financial reporting functions of our business. We are presently undertaking active steps to remediate some of the material weaknesses.

The material weaknesses identified were:

•
Our corporate governance and disclosure controls and procedures do not provide reasonable assurance that material transactions are timely and accurately reported in the financial statements and related disclosures, or that the unauthorized disposition of assets are prevented and detected. In particular:

o	We do not have a corporate governance or disclosure committee.

o	We do not have a fraud training program for employees, or a mechanism to report fraud to the audit committee.

o	The audit committee does not have a financial expert (as defined by SEC rules) or procedures for archiving minutes of its meetings.

•
We do not currently have a chief financial officer to work with the chief executive officer and chief operating officer in overseeing and monitoring complex and significant transactions in order to provide reasonable assurance that such transactions are reflected accurately and fairly in the financial statements.

•
We have inadequate controls and procedures (1) to monitor the tracking and movement of inventory, and (2) to prevent and detect the unauthorized use of inventory due to an inadequate segregation of duties.  The employee who performs the periodic physical inventory counts also has access to the inventory and inventory records.

•
We lack information technology controls and procedures that would likely prevent unauthorized access to the accounting and financial systems, and ensure that the accounting and financial records are recoverable in the event of a disaster.

Management has and is taking the following steps to address some of the material weaknesses set forth in this report:

Fraud training program - We are in the process of implementing a procedure for the reporting of fraud to the Audit Committee of the Board. This procedure will include informing employees in writing about what constitutes fraud. Our Audit Committee is establishing related procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the Audit Committee is establishing procedures that will provide a mechanism for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We expect that these procedures will be implemented during the second quarter of 2005.

Procedures for archiving audit committee meeting minutes - We have implemented procedures for archiving minutes of meetings of the Audit Committee and such procedures were in place for the most recent meeting of the Audit Committee, which occurred in March 2005.

Issuance of common shares to a company wholly owned by our Chief Executive Officer - The material weakness relating to issuance of common shares arose in connection with a situation where the Board, in November 2004, authorized the issuance of common shares to Argyle in January 2005, but a portion of the authorized common shares were delivered to Argyle in December 2004. Through action taken by the Board in March 2005, we have implemented new controls over the process for issuance of common shares to Robert Olins, our CEO, secretary, treasurer and director, and to Argyle Capital Management Corporation (Argyle), a company wholly-owned by Mr. Olins, whereby American Stock Transfer & Trust Company, our transfer agent, is not permitted to transfer any shares from our treasury account to Mr. Olins or to Argyle, without prior written authorization executed by a majority of Board members excluding Mr. Olins.

Safeguarding of our common shares held in connection with notes receivable - Through action taken by the Board in March 2005, we have implemented new procedures with respect to the safeguarding of our common shares held in connection with notes receivable. We have established controls and procedures for maintaining escrow accounts for common shares that are deliverable to other parties upon the performance of certain future conditions, such as fulfillments of payments under notes receivable.

Our management believes that the actions described in the two immediately preceding paragraphs have fully and adequately addressed the material weakness “We do not have adequate controls over (1) the process for issuance of common shares to a company wholly-owned by the Company’s chief executive officer; and (2) the safeguarding of its common shares held in connection with notes receivable.” That material weakness was disclosed in our Form 10-K/A filed with the SEC on April 27, 2005.

Chief Financial Officer and Corporate Controller - We are currently conducting a search for the position of full-time corporate controller and are in the process of interviewing potential candidates. We have discontinued our search for a CFO. Management believes that in the event that we are able to hire a highly qualified full-time corporate controller, such person will obviate the need for us to hire a CFO. We will reassess that position following the hiring of a controller. We expect to hire a full-time corporate controller in the second quarter of 2005.

Information technology controls and procedures - In March 2005, we entered into an International Program License Agreement with Microsoft Business Solutions Corporation, pursuant to which we are licensing the Microsoft Business Solutions Navision software system (Navision). Navision is an advanced IT-ERP system that has the capability to support our management’s accounting and financial systems. We also have contracted with a reputable company to lead the company-wide implementation of the Navision system. In connection with the implementation of Navision, we are implementing systematic controls designed to prevent unauthorized access to our accounting and financial systems, which we believe that Navision will facilitate. We are also implementing physical and electronic back-up and storage procedures to help ensure that our accounting and financial records will be recoverable in the event of a disaster.

Our management presently expects that implementation of Navision in our California and South Korea offices will be completed and the system will become active by the end of the second quarter of 2005.

Controls and procedures of inventory - We are in the process of implementing the Navision ERP system referred to in the preceding paragraph. Management believes that this will assist in addressing the identified inadequate controls and procedures described in the Controls Evaluation.

We have not taken any steps, as of the date of this filing, to address the material weaknesses relating to the facts that we do not have a corporate governance or disclosure committee, and that the audit committee does not have a financial expert, as defined by SEC rules. We do not presently have specific plans with respect to adding a director who would constitute a financial expert or with respect to establishing a corporate governance or disclosure committee

The Audit Committee also reviewed and discussed with our management the audited financial statements pertaining to the year ended December 31, 2004. (See Proposal No. 2 elsewhere in this Proxy Statement with respect to the ratification of Odenberg Ullakko Muranishi & Co., LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005.)

In light of the foregoing review and discussions, the Audit Committee recommended to our Board that our audited financial statements reported upon by OUM be included in our Annual Report on Form 10-K/A filed with the SEC on April 27, 2005.

The Audit Committee has considered whether the provision of services covered in the table under the heading “Audit and Non-Audit Fees” below are compatible with maintaining the independence of OUM.

AUDIT COMMITTEE
Robert C. Munro†
Lawrence J. Matteson†
Claude Piaget†

Audit and Non-Audit Fees

The following represents the fees billed to us for the last two fiscal years by OUM, our current independent registered public accountants for the year ended December 31, 2004 and BDO, our former independent registered public accountants for the first, second and third quarters of 2004 and the year ended December 31, 2003.
SpatiaLight, Inc.
		2004	2003
Audit Fees	(1)	$172,965	$166,500
Audit-Related Fees	(2)	6,330	12,000
Tax Fees		16,525	17,000
All Other Fees		N/A	N/A

(1) Includes services performed in connection with annual audits, quarterly reviews, and review of registration statements.
(2) Includes accounting consultations.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee adopted a policy for engaging our independent registered public accountants, OUM, for audit and non-audit services that includes requirements for the Audit Committee to pre-approve audit and non-audit services provided by the independent auditor. All of the audit services provided by BDO and OUM in the fiscal year 2004 (described in the footnotes to the table above) and related fees were approved in advance by our Audit Committee.

†  Compensation Committee Member

Compensation of Directors

Non-management directors are entitled to receive a $500 director’s fee for each Board meeting attended. Directors who are also full-time employees of ours are not paid directors’ fees. All of the incumbent directors have waived the non-management director’s fee of $500 per Board Meeting. In fiscal 2004, options to purchase 500,000 shares were granted to Robert A. Olins for his services as Chief Executive Officer, Secretary, Treasurer and director, as more fully described under “Option Grants in Last Fiscal Year” elsewhere in this Proxy Statement. In fiscal 2004, 25,000 options were granted to Claude Piaget, Lawrence Matteson and Robert Munro for their respective services as a director.

Required Vote

As noted above, the Board has nominated four persons for election as directors at the Meeting to serve until the next Annual Meeting of Shareholders and until their respective successors shall have been duly elected or appointed. Directors are elected by a plurality of the number of common shares present at the Meeting in person or by Proxy, assuming that there is a quorum of such common shares represented at the Meeting. Accordingly, the four nominees receiving the highest number of votes at the Meeting will be elected as directors of the Corporation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, executive officers and persons who beneficially own more than 10% of our common shares to file with the SEC initial reports of ownership and reports of changes in ownership of common shares and other equity securities. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of such reports furnished to the Corporation for fiscal 2004, executive officers, directors and greater than 10% shareholders filed the required Section 16(a) reports of material transactions in a timely manner in 2004, except that: (i) each of David F. Hakala, Je Won Yeun and Don S. Suh filed the required Form 3 late; and (ii) each of David F. Hakala, Je Won Yeun, Don S. Suh, and Theodore H. Banzhaf; and Je Won Yeun and Don S. Suh had one option grant with respect to which the required Form 4 was filed late; and (iii) Robert A. Olins on one occasion acquired shares with respect to which the required Form 4 was filed late; and (iv) Robert A. Olins disposed of shares with respect to which the required Form 4 was filed late.

Code of Ethics

We have a Code of Business Conduct and Ethics which is applicable to all of our employees including the principal executive officer, the principal financial officer and the principal accounting officer. The Code of Business Conduct and Ethics is available on the our website www.spatialight.com under Corporate Governance. We intend to post amendments to or waivers from our Code of Business Conduct and Ethics (to the extent applicable to our chief executive officer, principal financial and accounting officer) at this location on our website.

STOCK OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
(As of April 11, 2005)

The following table sets forth information regarding beneficial ownership of common shares as of April 11, 2005, by each person known by us to own beneficially more than five percent of our outstanding common shares, by each of our directors, and by each of our executive officers named in the Summary Compensation Table contained in “Executive Compensation,” and by all of our directors and executive officers as a group. Except as otherwise noted, each person named in the table has sole voting and investment power with respect to all common shares shown as beneficially owned by him, her or it.

Name and Address Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

Robert A. Olins Argyle Capital Management Corporation Five Hamilton Landing, Suite 100 Novato, CA 94949	9,065,622	(1)	21.6%

Adele Becker 215 E 68th Street New York, NY 10021	2,916,633	(2)	7.8%

Lawrence J. Matteson Five Hamilton Landing, Suite 100 Novato, CA 94949	275,000	(3)	*

Claude Piaget Five Hamilton Landing, Suite 100 Novato, CA 94949	125,000	(4)	*

Robert C. Munro Five Hamilton Landing, Suite 100 Novato, CA 94949	50,000	(5)	*

David F. Hakala Five Hamilton Landing, Suite 100 Novato, CA 94949	335,000	(6)	*

Michael S. Jin Five Hamilton Landing, Suite 100 Novato, CA 94949	322,400	(7)	*

Theodore H. Banzhaf Five Hamilton Landing, Suite 100 Novato, CA 94949	775,000	(8)	2.2%

Don S. Suh Five Hamilton Landing, Suite 100 Novato, CA 94949	155,000	(9)	*

Je Won Yeun Five Hamilton Landing, Suite 100 Novato, CA 94949	100,000	(10)	*

All directors and officers as a group (9 persons)	11,253,022		25.8%

*Less than 1%

(1)
Includes 2,376,000 shares beneficially owned subject to conversion of principal and interest of convertible notes held by Argyle Capital Management Corporation, of which Mr. Olins is President and over which Mr. Olins exercises voting control, and 1,678,597 shares owned by Argyle. Also includes 1,396,655 common shares and Warrants to purchase 339,360 common shares held by Mr. Olins. Also includes 2,775,000 shares subject to outstanding stock options held by Mr. Olins that are exercisable as of April 11, 2005 and 500,000 shares subject to options not exercisable within 60 days.

(2)	Based solely upon information filed in a Schedule 13G by named shareholder.
(3)	Includes 275,000 shares subject to options exercisable as of April 11, 2005 and 25,000 shares subject to options not exercisable within 60 days.
(4)	Includes 125,000 shares subject to options exercisable as of April 11, 2005 and 25,000 shares subject to options not exercisable within 60 days.
(5)	Includes 25,000 shares subject to options exercisable as of April 11, 2005 and 25,000 shares subject to options not exercisable within 60 days.
(6)	Includes 215,000 shares subject to outstanding stock options held by Dr. Hakala that are exercisable as of April 11, 2005 and 120,000 shares subject to options not exercisable within 60 days.
(7)	Includes 75,000 shares subject to options exercisable as of April 11, 2005 and 225,000 shares subject to options not exercisable within 60 days.
(8)	Includes 275,000 shares subject to options exercisable as of April 11, 2005 and 500,000 shares subject to options not exercisable within 60 days.
(9)	Includes 150,000 shares subject to options not exercisable within 60 days.
(10)	Includes 100,000 shares subject to options not exercisable within 60 days.

EXECUTIVE OFFICERS

The following table sets forth, as of April 11, 2005, the respective names and ages of our executive officers, indicating all positions and offices held by each such person.

Name	Age	Position(s)
Robert A. Olins	48	Director, Chief Executive Officer, Secretary, Treasurer and Principal Financial and Accounting Officer
David F. Hakala	53	Chief Operating Officer
Michael S. Jin	41	Chief Technology Officer
Don S. Suh	48	Sr. Vice President - Sales and Marketing
Je Won Yuen	54	President, SpatiaLight Korea, Inc.
Theodore H. Banzhaf	39	Executive Vice President of Strategic Planning

Robert A. Olins has served as Chief Executive Officer, Principal Financial and Accounting Officer, Secretary and Treasurer of the Corporation since July 2000. For further information regarding Mr. Olins’ business experience, see the table listing nominees for election as directors in the prior section “Proposal No. 1: Election of Directors.”

David F. Hakala, Chief Operating Officer since September 2002. During the course of his career, Dr. Hakala has been directly responsible for the manufacturing startup and ramp-up of numerous products, and their associated manufacturing facilities, including several models of HDTV and of HDTV-ready televisions, the DTC-100 HD TV/DBS decoder box, the decoder box for the DirecTV DBS satellite system as well as 31” and 35” Very Large Screen (VLS) direct view CRTs. Prior to joining SpatiaLight, from 1994 to 2001, Dr. Hakala served in various senior management positions with Thomson Multimedia, including Vice President of Manufacturing Operations, and most recently as Vice President, Product Development, Americas, in which he was responsible for the design and development of television and video systems including digital television with integrated HDTV decoders, projection systems and other advanced display systems, including the Thomson RCA L50000 LCoS project.

Michael S. Jin, Chief Technology Officer since July 7, 2004, joined SpatiaLight in April 2000, and has directed SpatiaLight’s efforts to develop and enhance LCoS cell structure, processing technologies and overall product performance. Dr. Jin has also served as a leader on the technical front in growing our relationships with television OEMs throughout Asia. Prior to joining SpatiaLight, Dr. Jin served as a Vice President and the Principal investigator for New Interconnect and Packaging Technology, Inc., based in San Diego, CA, working on numerous DARPA, STTR and SBIR programs in the areas of Optoelectronic Interconnects, Volumetric 3-D Displays Based on 2-Photon Transition Materials, MEMS Laser Beam Steering Devices, 3-D Optoelectronic and IC Packaging Technologies and Phase-Shift Masks for High-Resolution Lithography. Previously, Dr. Jin was engaged in developing thin film devices for laser fusion research at the University of Rochester Laboratory for Laser Energetics. Dr. Jin received his bachelor’s and master’s degrees in Optics from the University of Rochester and his Ph.D. in Applied Physics from the University of California at San Diego.

Don S. Suh, Senior Vice President - Marketing and Sales since July 19, 2004, Mr. Suh previously served as Senior Vice President, Display and Multimedia for LG Electronics in San Jose, California from 1999 to May 2004. Prior to that, since 1984, Mr. Suh worked within the LG Electronics organization, serving as a leader in a variety of consumer electronics, information technology and convergence product groups. Mr. Suh has worked as a senior manager within LG Electronics for groups based in Asia, Europe and the United States. Mr. Suh received the LG Electronics’ Best Honored Employee of the Year Award in 1998 and received the South Korean President’s 1999 Gold Tower-Order Medal given for achievement of outstanding export results.

Je Won Yeun, President of SpatiaLight Korea, Inc. has over 25 years of experience in managing and directing large manufacturing operations, mostly for various divisions of Hyundai Group. Mr. Yeun holds a degree in physics from Sung Kyun Kwan University, and began his career as an engineer at Philips Electronics Co., Ltd. He then joined Hyundai Group as a senior engineer, contributing to the design and construction of heating, ventilating and air conditioning systems for nuclear and thermal power plants. Mr. Yeun has served the bulk of his career within Hyundai Group as a senior level manager and director of several manufacturing and construction operations. Most recently, Mr. Yeun served as president and chief executive officer of two Korean enterprises: Kyoung Won Co., Ltd., a designer and manufacturer of high voltage power transformers and Kang Lim Construction Co., Ltd., a major construction firm.

Theodore H. Banzhaf, Executive Vice President of Strategic Planning, and President and CEO of SpatiaLight Technologies, Inc., an inactive wholly owned subsidiary of SpatiaLight, Inc., since July 2003. Before joining SpatiaLight, Mr. Banzhaf worked from 2002 to 2003 in the institutional equities group as a Senior Vice President at C. E. Unterberg, Towbin, an investment bank, and as a Senior Vice President at Friedman, Billings Ramsey, an investment bank, in 2002. Mr. Banzhaf served as a Managing Director and Managing Member of Fulcrum Global Partners, a hedge fund, from 2000 to 2002. Mr. Banzhaf was a Senior Vice President at Raymond James & Associates in the capital markets group from 1995-2000. Mr. Banzhaf received an MBA from Southern Methodist University in Dallas, Texas, and a Bachelor of Arts from Miami University in Oxford, Ohio.

Executive Compensation

The following table sets forth the compensation paid by us for the fiscal years ended December 31, 2002 to 2004, to our Chief Executive Officer and all of the other executive officers as of December 31, 2004.

Summary Compensation Table

Name & Principal Position	Year	Salary($)		Securities Underlying Options/SARS (#)		All other compensation ($)

Robert A. Olins, Chief Executive Officer,	2004	$-		500,000		$-
Treasurer, Secretary and Principal Financial	2003	$-		500,000		$-
and Accounting Officer	2002	$-		500,000		$-

David F. Hakala, Chief Operating Officer	2004	$240,000		0		$-
	2003	$240,000		0		$-
	2002	$68,308	(1)	360,000	(2)	$-

Michael S. Jin, Chief Technology Officer	2004	$200,000	(3)	125,000		$-
	2003	$150,000		0		$-
	2002	$130,000		35,000		$-

Theodore H. Banzhaf, Executive Vice President	2004	$360,000		N/A		$-
of Strategic Planning	2003	$103,385	(4)	800,000	(5)	$-
	2002	N/A		N/A		$-

Je Won Yeun, President, SpatiaLight Korea, Inc.	2004	$91,735	(6)	100,000	(7)	$-
	2003	N/A		N/A		$-
	2002	N/A		N/A		$-

Don S. Suh, Senior Vice President, Marketing & Sales	2004	$48,467	(8)	150,000	(9)
	2003	N/A		N/A		$-
	2002	N/A		N/A		$-

(1)	Employment commenced on September 3, 2002.
(2)	This stock option granted September 2002 vests over a three-year period.
(3)	Promoted to CTO on July 7, 2004 and received an increase in salary from $150,000 to $200,000.
(4)	Employment commenced on July 7, 2003.
(5)
This stock option was granted pursuant to the Amended and Restated Time Accelerated Restricted Stock Award Plan (TARSAP) dated as of July 7, 2003, between Mr. Banzhaf and the Corporation. The TARSAP granted to Mr. Banzhaf options to purchase 800,000 common shares, in the aggregate, in the following manner: (i) 125,000 options which vested as of July 7, 2003 and which options expire on July 7, 2006 (35,000 options have an exercise price of $2.55, of which 25,000 were exercised on December 30, 2004, and 90,000 options have an exercise price of $12.50), and (ii) 675,000 options which vest upon the earlier of the achievement of certain performance tests within two years after the date of the grant or the second anniversary of the grant date. The options expire three years after such options vest and become exercisable. Of those 675,000 options, 175,000 of such options, which have an exercise price of $5.00, vested on January 27, 2004; 225,000 of such options have an exercise price of $7.50 and 275,000 of such options have an exercise price of $12.50, none of which have vested as of the record date.

(6)	Employment commenced on July 29, 2004.
(7)	This stock option granted July 29, 2004 vests over a three-year period.
(8)	Employment commenced on July 19, 2004.
(9)	This stock option granted July 19, 2004 vests over a three-year period.

Stock Option Grants

The following table sets forth certain information for the year ended December 31, 2004, with respect to stock options granted to the individuals named in the Summary Compensation Table.

OPTION GRANTS IN LAST FISCAL YEAR

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name	Number of Shares Underlying Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%($)	10%($)

Robert A. Olins	320,417	29%	$5.21	01/05/14	$1,049,859	$2,660,550
	179,583	16%	$5.60	07/07/14	$632,457	$1,602,771
David F. Hakala	0	-	-	-	-	-

Theodore H. Banzhaf	0	-	-	-	-	-

Michael S. Jin	125,000	11%	$5.60	07/07/14	$440,226	$1,115,620

Je Won Yeun	100,000	9%	$4.99	07/29/14	$313,818	$795,277

Don Suh	150,000	13%	$5.55	07/19/14	$523,555	$1,326,791

Option Exercises and Fiscal 2004 Year End Values

The following table sets forth information with respect to options to purchase common shares granted to our named executive officers including: (i) the number of common shares purchased upon exercise of options in the fiscal year ended December 31, 2004; (ii) the net value realized upon such exercise; (iii) the number of unexercised options outstanding at December 31, 2004; and (iv) the value of such unexercised options at December 31, 2004.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options at Dec. 31, 2004 (#) Exercisable / Unexercisable	Value of Unexercised In-the-Money options at Dec. 31, 2004 ($) Exercisable / Unexercisable
Robert A. Olins	0	$0	2,595,417/179,583	$18,665,860/$601,603
David F. Hakala	25,000	$195,346	215,000/120,000	$1,352,350/$754,800
Theodore H. Banzhaf	25,000	$218,950	275,000/500,000	$755,250/$326,250
Michael S. Jin	0	$0	75,000/125,000	$406,740/$931,250
Don S. Suh	0	$0	0/150,000	$0/$510,000
Je Won Yeun	0	$0	0/100,000	$0/$396,000
Steven F. Tripp	50,000	$0	150,000/0	$1,117,500/$0

Employment Arrangements and Agreements

Robert A. Olins has served as one of our directors since 1998 and has also served as our Chief Executive Officer, Secretary and Treasurer of the Corporation since July 2000. Mr. Olins does not have an employment agreement with the Corporation. Mr. Olins has received no cash compensation from us for his services to date, but has been granted options as reported under “Summary Compensation Table - Option Grants In Last Fiscal Year.”

David F. Hakala has served as our Chief Operating Officer since September 3, 2002. We have extended Dr. Hakala’s employment by one-year extensions on the anniversary of his employment. Dr. Hakala receives an annual salary of $240,000 and received a grant of Incentive Stock Options to purchase 360,000 common shares vesting over a three-year period. Dr. Hakala exercised 25,000 of his vested options on December 15, 2004. As of December 31, 2004, Dr. Hakala has 215,000 fully-vested options

We are party to an employment agreement dated July 7, 2003, with Theodore H. Banzhaf, for him to serve as our Executive Vice President of Strategic Planning, which is in effect through July 7, 2005. As currently in effect, the agreement provides for an annual salary of $360,000. We agreed to grant Mr. Banzhaf equity incentive compensation in the form of stock options to purchase an aggregate of 800,000 common shares, $.01 par value, of SpatiaLight pursuant to the provisions of an Amended and Restated Time Accelerated Restricted Stock Award Agreement (TARSAP). The options under this plan are not granted under our 1999 Stock Option Plan or any other stock option plan. Mr. Banzhaf exercised 25,000 of his vested options on December 30, 2004. As of the record date, Mr. Banzhaf has 275,000 fully-vested options.

Michael S. Jin was promoted to Chief Technology Officer on July 7, 2004. We do not have an employment agreement with Dr. Jin. As of July 7, 2004, Dr. Jin receives an annual salary of $200,000 and he received a grant of Incentive Stock Options to purchase 125,000 common shares vesting over a two-year period. Dr. Jin has a total of 300,000 options, 75,000 which were fully vested as of the record date.

Don S. Suh has served as our Senior Vice President - Marketing and Sales since July 19, 2004. We do not have an employment agreement with Mr. Suh. Mr. Suh received an initial annual salary of $165,000, which was increased to $175,000 in December 2004, and he received a grant of Incentive Stock Options to purchase 150,000 common shares vesting over a three-year period. In March 2005, Mr. Suh received an increase in salary to $195,000. As of December 31, 2004 Mr. Suh has no vested options. Mr. Suh has the right to earn a sales commission equal to one-half of one percent (0.5%) of the gross sales of products made by us to certain customers only if certain conditions are met.

Je Won Yeun has served as the President of SpatiaLight Korea, Inc., a wholly-owned subsidiary of SpatiaLight, Inc. since July 29, 2004. Prior to July 29, 2004, Mr. Yeun served as a consultant to us for approximately one month. We do not have an employment agreement with Mr. Yeun, although the expected term of his employment is three years. Mr. Yeun receives an annual salary of KRW 228,571,429.00 (approximately $200,000) and received a grant of Incentive Stock Options to purchase 100,000 common shares vesting over a three-year period. As of the record date, Mr. Yeun has no vested options.

There was one repricing of options to purchase Shares in 2004, which was approved by the Compensation Committee. The exercise price of 90,000 currently exercisable options granted to Mr. Banzhaf under the TARSAP was increased from $2.55 to $12.50.

10-YEAR OPTION/SAR REPRICING

Name (a)	Date (b)	Number of Securities Underlying Options/SARs Reprcied or Amended (#) (c)	Market Price of Stock At Time Of Repricing Or Amendment ($) (d)	Exercise Price At Time Of Repricing Or Amendment ($) (e)	New Exercise Price ($) (f)	Length of Original Option Term Remaining At Date Of Repricing Or Amendment (g)

Theodore H. Banzhaf	4/1/2004	90,000	$3.70	$2.55	$12.50	2 yrs. 9 mos.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of our Board recommending compensation for executive officers during 2004 consisted of Lawrence J. Matteson, Claude Piaget and Robert M. Munro.

Mr. Olins served as our Chief Executive Officer, Secretary, Treasurer and Principal Financial and Accounting Officer for fiscal 2004. During 2004 all executive compensation issues were determined by our Board of Directors. Three out four of the directors are independent directors. Mr. Olins participated in all determinations of executive and director compensation.

Argyle Capital Management Corporation, which is wholly owned by Mr. Olins, entered into various transactions with the Corporation in 1998. As of November 30, 2004, we completed a non-brokered private placement of $10,000,000 original principal amount of 10% senior secured convertible notes (the 2004 Senior Secured Convertible Notes), due November 30, 2007 (the November 2004 Financing). As a condition to our entering into the November 2004 Financing and pursuant to the November 2004 Financing transaction documents, the investors required Argyle Capital Management Corporation (Argyle), a company wholly owned by Robert A. Olins, Chief Executive Officer and a director of SpatiaLight, to enter into an intercreditor and subordination agreement (the Intercreditor Agreement) pursuant to which Argyle agreed to subordinate our obligations to Argyle and the senior security interest in substantially all of the assets of SpatiaLight that were granted under certain notes (the Argyle Notes) to the interest represented by the investors in the November 2004 Financing. For more information regarding these transactions, refer to “Certain Relationships and Related Transactions” under Proposal No. 1 herein.

Compensation Committee Report

Executive Compensation Policy

The objectives of our executive compensation program are to (i) attract and retain executives with the skills critical to our current and long-term success, (ii) motivate and reward individual and team performance in attaining business objectives and maximizing shareholder value and (iii) link a portion of compensation to appreciation in the price of our common shares so as to align the interests of the executive officers with those of the shareholders.

In order to meet these objectives, the total compensation program is designed to be competitive with the programs of other corporations of comparable revenue size in industries with which we compete for customers and executives and to be fair and equitable to both the employee and the Corporation. Consideration is given to the employee’s overall responsibilities, professional qualifications, business experience, job performance, technical expertise and career potential and the combined value of these factors to our viability and long-term performance and growth.

Executive Compensation

We currently has five executive officers in addition to our Chief Executive Officer, Robert A. Olins, whose employment compensation arrangements are discussed below. The compensations for David F. Hakala, Chief Operating Officer, Dr. Michael S. Jin, Chief Technology Officer, Mr. Don S. Suh, Senior Vice President - Marketing and Sales and Mr. Je Won Yeun, President, SpatiaLight Korea, Inc., are more fully described under “Employment Arrangements and Agreements.” Theodore H. Banzhaf’s compensation as Executive Vice President of Strategic Planning is determined by his employment agreement and TARSAP, which are in effect through July 7, 2005, and are more fully described under “Employment Arrangements and Agreements.” The Board of Directors was actively involved in negotiating and ratifying the employment agreements and arrangements of these executive officers. Mr. Olins participated in all determinations of executive and director compensation.

To date, compensation for our executive officers has been based on two principal components: salary and incentive and nonqualified stock options to purchase shares granted under and outside of our 1999 Stock Option Plan. The purpose of stock options is to align the interests of the executive officers with the interests of the shareholders. In addition, stock options offer executive officers an incentive for the achievement of superior performance over time and foster the retention of key management personnel. In determining stock option grants and the level of stock options included in executive employment agreements, the Committee bases its decision on the individual’s performance and potential to improve shareholder value and on the relationship of equity and objective performance goals to the other components of the individual’s compensation.

Dr. Hakala’s annual salary and incentive stock option award was determined by evaluating the responsibilities of the position of Chief Operating Officer, his past experience and the competitive marketplace for his level of executive talent. Mr. Banzhaf’s annual salary provided for in his employment agreement was determined by evaluating the responsibilities of the position of Executive Vice President of Strategic Planning, his past experience and the competitive marketplace for his level and categories of executive talent. As a material inducement to become employed as the Corporation’s Executive Vice President of Strategic Planning, we agreed to grant options to purchase 800,000 shares independent of the Corporation’s Stock Option Plan. Dr. Jin’s salary was determined by evaluating the responsibilities of the position of Chief Technology Officer, his contributions to us in his prior position as Director of Operations, his past experience and the competitive marketplace for his level of technical and executive talent. Mr. Suh’s annual salary, incentive stock option award, sales commission arrangement and Acquisition Bonus were determined by evaluating the responsibilities of a Senior Vice President of Marketing and Sales, his past experience, and the competitive marketplace for his level of international sales and marketing and executive talent. Mr. Yeun’s annual salary and incentive stock option award were determined by evaluating the responsibilities of the position of President of a foreign manufacturing subsidiary, his past experience, and the competitive marketplace for his level of operational and executive talents.

CEO Compensation

Robert A. Olins, a member of the Compensation Committee from July 1998 through March 31, 2004, who has served as our Chief Executive Officer, Secretary and Treasurer since June 2000 and as a director since 1998, has received no cash compensation from us for his services to date and has no employment agreement with us. He has been granted options, as reported under the caption “Summary Compensation Table - Option Grants In Last Fiscal Year” in this Proxy Statement. Mr. Olins was granted options to purchase 500,000 common shares under our 1999 Stock Option Plan in consideration for services rendered as our Chief Executive Officer, Secretary, Treasurer and director during 2004. In 2003, Mr. Olins was granted options to purchase 500,000 common shares under our 1999 Stock Option Plan in consideration for services rendered as our Chief Executive Officer, Secretary, Treasurer and director during 2003. In 2002, Mr. Olins was granted options to purchase 500,000 common shares under our 1999 Stock Option Plan in consideration for services rendered as our Chief Executive Officer, Secretary, Treasurer and director during 2002. These options to Mr. Olins were granted at the prevailing market prices for our common shares. The Committee took into consideration the fact that Mr. Olins has not received any cash compensation for his services since July 2000 when determining the number of options to grant to Mr. Olins.

The Committee also took into consideration the fact that under Mr. Olins’ stewardship, we entered into an agreement with LG Electronics, providing for us to sell a specially tailored version of our T-3 LCoS Sets to LG Electronics. We have entered into business transactions with approximately ten customers and prospective customers in China. We are currently developing working relationships with prospective customers, located primarily in Japan and other parts of the Pacific Rim region. We established SpatiaLight Korea, Inc, a wholly owned subsidiary of SpatiaLight, Inc. and have completed construction on our new manufacturing facility located in the Republic of Korea, which will serve as our central commercial manufacturing base.

In determining to grant Mr. Olins these options in 2002, 2003 and 2004, the Committee further recognized that since becoming the Chief Executive Officer in 2000, Mr. Olins has been the principal architect in our ongoing transition from end-stage product testing to production ramp-up and full-scale manufacturing in order to meet the current and projected demand from current and prospective customers. In addition, the Committee recognizes that Mr. Olins has been responsible for identifying and securing financing for us over the course of the past five years.

In January 2005, Mr. Olins was granted options to purchase 500,000 common shares for services in 2005. In addition, the Committee authorized us to provide Mr. Olins with furnished housing near our offices, which will be considered compensation for fiscal 2005. No determination has been made by the Committee with respect to additional compensation for Mr. Olins’ services in 2005 and subsequent years.

Impact of Section 162(m) of the Code

The Committee has considered the potential impact of Section 162(m) of the Code, adopted under the Revenue Reconciliation Act of 1993. This section disallows a tax deduction for any publicly held corporation, for individual compensation exceeding $1,000,000 in any taxable year paid to it chief executive officer or any of its four highest paid officers unless (1) the compensation is payable solely on account of the attainment of performance goals, (ii) the performance goals are determined by a committee of two or more outside directors, (iii) the material terms under which compensation is to be paid are disclosed to and approved by stockholders and (iv) the committee certifies that the performance goals were met. Our Stock Option Plan was approved by our Shareholders so that compensation attributable to stock options and certain other awards granted under that Stock Option Plan may be excluded from the $1.0 million cap.

The Committee continues to consider other steps which might be in our best interest to comply with Section 162(m), while reserving the right to award future compensation which would not comply with the Section 162(m) requirements for non-deductibility if the Compensation Committee concluded that this was in our best interests.

COMPENSATION COMMITTEE
Lawrence J. Matteson
Claude Piaget
Robert C. Munro

Performance Graph

The following stock performance graph is intended to show our stock performance compared with that of comparable companies. The stock performance graph shows the change in market value of $100 invested in our common shares, the Standard & Poor’s 500 Stock Index and a peer group of comparable companies (Index) for the period commencing December 31, 1999 through December 31, 2004. The cumulative total shareholder return assumes dividends are reinvested. The shareholder return shown on the graph below is not indicative of future performance. The Index consists of the following companies, which are in similar lines of business as the Corporation: Kopin Corporation, Microvision, Inc., Brillian Corporation and Universal Display.

Changes in Control

We pledged substantially all of our assets to the purchasers of the November 2004 Financing. This pledge of assets could result in a change of control of the Corporation in the future.

As part of the November 2004 Financing, the purchasers required Argyle Capital Management Corporation, a company owned and controlled by Robert A. Olins, our Chief Executive Officer, Secretary, Treasurer and director, to enter into an intercreditor and subordination agreement (the Intercreditor Agreement) pursuant a transaction which is more fully described under the heading “Certain Relationships and Related Transactions” below, to which Argyle agreed to subordinate our obligations to Argyle and the senior security interest in substantially all of our assets that were granted under the Argyle Notes to the interest represented by the purchasers of the 2004 Senior Secured Convertible Notes. Argyle has subordinated interest in all assets, which could result in a change of control of the Corporation in the future.

Certain Relationships and Related Transactions

Argyle Notes:

In 1998, the Corporation received $1,188,000 in cash in exchange for notes in that amount to Argyle Capital Management Corporation (Argyle), a company owned and controlled by Robert A. Olins, our Chief Executive Officer, Secretary, Treasurer, and Director. The notes accrue interest at a contractual rate of 6% per annum, and are secured by substantially all of our assets. Both principal and interest are convertible into our common shares at $0.50 per Share. On May 23, 2001, the due date of the notes was extended until December 31, 2002. On the extension date, the beneficial conversion effect representing the excess aggregate value of the common shares receivable upon conversion of the notes based on the then current market price of $1.90 per Share, over the aggregate conversion price for such common shares (limited to the original proceeds of $1,188,000), was recorded as additional paid-in capital. The resulting $1,188,000 discount to the debt arising from the beneficial conversion feature was originally being amortized through December 31, 2002. The notes were extended in September 2002 to March 31, 2004, and on December 31, 2003 were extended until June 30, 2005. At each extension date, the amortization rate of the remaining unamortized discount was also extended over the new life of the notes. The effective interest rate for financial statement purposes due to this discount differs from the actual contractual interest received or receivable in cash or Shares by Argyle. The current amortization rate of the discount, along with the contractual 6% interest rate, resulted in a new effective interest rate of 8% per annum as of the December 31, 2003 extension date when compared to the outstanding principal balances.

On January 7, 2004, we paid interest payable on the Argyle Notes by issuing 142,360 common shares with a market value of $800,063 for the year ended December 31, 2004. The market value of the shares was based on the closing price of the shares on the day before issuance, and was recorded as interest expense. This interest expense includes non-cash interest expense of $728,780. The non-cash interest expense results from the beneficial conversion price of interest payable, which is convertible into common shares at $0.50 per share and was computed as the excess of the market price of the shares issued over accrued interest payable. In addition, on March 4, 2004, we issued 71,676 common shares with a market value of $338,311 as prepayment of interest payable on the Argyle notes of $35,640 for the six months ended June 30, 2005. Prepaid interest was computed using the closing price of the common shares on March 3, 2004 of $4.72, and is not currently being amortized. At December 31, 2004, the carrying value of the Argyle notes total $1,177,000, which includes the $1,188,000 principal balance net of unamortized discounts of $11,000.

As a condition to our entering into the November 2004 Financing and pursuant to the November 2004 Financing transaction documents, the investors required Argyle Capital Management Corporation (Argyle), a company wholly owned and controlled by Robert A. Olins, Chief Executive Officer and a director of SpatiaLight, to enter into an intercreditor and subordination agreement (the Intercreditor Agreement) pursuant to which Argyle agreed to subordinate our obligations to Argyle and the senior security interest in substantially all of the assets of SpatiaLight that were granted under certain notes (the Argyle Notes) to the interest represented by the investors in the November 2004 Financing.

In consideration for Argyle entering into the Intercreditor Agreement and because, by their terms, the November 2004 Financing transaction documents prohibit the use of the proceeds of the November 2004 Financing to repay Company debt, our Board of Directors (Mr. Olins did not participate in this matter as a member of the Board) authorized SpatiaLight to enter into an extension and modification agreement between SpatiaLight and Argyle with respect to the Argyle Notes (the Extension Agreement). The Argyle Notes were originally issued in 1998 in exchange for $1,188,000 in cash and, prior to the November Financing, the due date of the Argyle Notes was extended from December 31, 2003 to June 30, 2005. The Argyle Notes accrue interest at a contractual annual rate of 6%. Both principal and interest under the Argyle Notes are convertible into our common shares at $0.50 per share. Pursuant to the Extension Agreement, the due date of the Argyle Notes was extended to December 31, 2008, and we issued 498,764 common shares to Argyle as prepayment of interest payable of $249,480 for the period July 1, 2005 through December 31, 2008. These shares had a market value of $4,049,964 based on the closing price of the shares of $8.12 on December 21, 2004. In connection with the Intercreditor Agreement, the Board also authorized the reimbursement of $50,000 to Argyle for a fee that Argyle was required to pay to a bank to relinquish the bank’s previously existing security interest in the assets of our Company.

November 2004 Senior Secured Convertible Debt Financing:

As of November 30, 2004, we completed a non-brokered private placement of $10,000,000 original principal amount of 10% senior secured convertible notes (the 2004 Senior Secured Convertible Notes), due November 30, 2007 (the November 2004 Financing). Under the terms of the November 2004 Financing, the purchasers of the 2004 Senior Secured Convertible Notes, who, upon conversion of such notes shall become selling shareholders, have a nine-month right to purchase, expiring August 31, 2005, up to an additional $5,000,000 principal amount of notes subject to the same terms and conditions, including the $9.72 conversion price, as the 2004 Senior Secured Convertible Notes issued in the November 2004 Financing (the Additional Investment Rights). The 2004 Senior Secured Convertible Notes are convertible, at the option of the holders, into SpatiaLight common shares at the conversion price of $9.72 per share. At the conversion price, each $1,000 principal amount of the 2004 Senior Secured Convertible Notes is convertible into 102.88 of our common shares. The conversion price of the principal amount of the 2004 Senior Secured Convertible Notes is equal to a 25% premium above the ten-day trailing average of the volume weighted average price of our common shares ended November 29, 2004, which was $7.78.

The 2004 Senior Secured Convertible Notes bear interest at an annual rate of 10%, payable quarterly, and are senior secured obligations of SpatiaLight. The interest is payable in cash or our common shares at our option, subject to certain conditions being met. In the event that we elect to pay interest with our common shares, the value of such shares shall be equal to the 20-day trailing average of the volume weighted average price of our common shares at the end of each quarterly interest period. For the quarterly interest period ended February 28, 2005, we paid interest to holders of 2004 Senior Secured Convertible Notes in cash. We are and expect to continue using the net proceeds from the transaction to fund construction and equipping of our state of the art manufacturing facility in the Republic of Korea and for general working capital purposes.

Under the terms of the November 2004 Financing, Robert A. Olins, the Chief Executive Officer and a director of SpatiaLight, and Greenpark Limited, an unaffiliated shareholder of SpatiaLight, jointly and severally committed, in the event that the Board determines that such financing is necessary, to provide us with up to $6,000,000 in future financing on terms and conditions to be determined at the time of any such transaction. That financing commitment shall be reduced by any funds that SpatiaLight receives from future sales or exercises of its equity, debt or derivative securities, including the sale of our common shares under the Prospectus that we filed with the SEC on January 31, 2005, as part of a “shelf” registration process. As of March 28, 2005, we had received an aggregate total of $726,075 of such funds, thereby reducing the commitment by Mr. Olins and Greenpark Limited by such aggregate amount.

In consideration for the financing commitment by Greenpark Limited, we agreed to reduce by $600,000 the amount owed by Greenpark Limited to us under that certain warrant installment agreement, dated as of October 14, 2002 (the Installment Agreement). Mr. Olins advised the Board that any consideration that the Board determined was owed to Mr. Olins for the financing commitment should instead be given as consideration to Greenpark Limited for its participation in the financing commitment. As a result, Mr. Olins was not, and is not to be, compensated for his participation in the financing commitment and the Board weighed that fact in their negotiation with Greenpark Limited with respect to amending the Installment Agreement. Pursuant to the Installment Agreement, in November 2002, Greenpark Limited exercised its warrant to purchase 746,268 common shares at the exercise price of $2.00 per share, for an aggregate purchase price of $1,492,536. Under the Installment Agreement, the Commitment Shareholder is required to make periodic installment payments towards such aggregate purchase price. There is a 6% annual interest rate with respect to the balance of the share purchase price owed to us and all accrued interest is due with the final payment. We issued all of the 746,268 shares to Greenpark Limited in 2003. As of March 28, 2005, Greenpark Limited owes to us a remaining adjusted principal balance of $241,462 (reflecting the purchase price reduction) plus accrued interest, which is due in periodic payments, with the final payment due on or before May 17, 2005. We will not give any further financial consideration to Greenpark Limited for such financing commitment.

PROPOSAL NO. 2:
RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

It is proposed that the Shareholders ratify the selection of Odenberg, Ullakko, Muranishi & Co., LLP (OUM) as our independent registered public accountants for the fiscal year ending December 31, 2005.

OUM examined and reported on our financial statements for our 2004 fiscal year. A representative of OUM will be present at the Meeting. Such representative shall have the opportunity to make a statement with respect to the Corporation in the event that he desires to do so. The representative will be available to answer appropriate questions from Shareholders.

Under applicable New York law, the ratification of OUM as our independent registered public accountants for the current fiscal year requires the approval of the holders of a majority of the votes cast, in person or by Proxy, at the Meeting of our outstanding shares entitled to vote thereon. Thus, abstentions and broker non-votes will not be included in total votes with respect to this proposal and will have no effect on the outcome of the votes with respect thereto.

We mutually agreed that BDO Seidman, LLP would resign as our independent public accountant and on December 6, 2004; we received a letter from BDO Seidman, confirming such resignation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ODENBERG ULLAKKO MURANISHI & CO., LLP TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005.

OTHER MATTERS

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

The Board is not aware of any matters to be presented for action at the Meeting other than the matters referred to above and does not intend to bring any other matters before the Meeting. However, if other matters should properly come before the Meeting, it is intended that the holders of Proxies will vote thereon in their discretion.

Shareholder Proposals

Proposals of Shareholders intended to be presented at our next Annual Meeting of Shareholders, expected to be held in May or June 2006, must be received by the Corporation for inclusion in our Proxy Statement on or prior to January 16, 2006.

Shareholder Questions

It is anticipated that our Shareholders have questions relating to our financial condition, operations and other related matters. We shall endeavor to answer such questions at the Meeting, to the best of our ability, provided that our officers or directors will not answer questions pertaining to our trade secrets or other sensitive information whose disclosure would be of benefit to our competitors.

Costs Of Solicitation

We will bear all of the costs of the solicitation of Proxies and conducting the Meeting, including the charges and expenses of brokerage firms and other custodians, nominees and fiduciaries for forwarding Proxy materials to beneficial owners. We will request such brokers, custodians, nominees, fiduciaries and others to forward Proxy materials to their principals. Solicitations will be made primarily by mail, but certain directors, officers and employees of SpatiaLight may solicit Proxies in person, or by telephone, telecopier or telegram without receiving special compensation for these services.

BY ORDER OF THE BOARD OF DIRECTORS, /s/Sandi Harrison Sandi Harrison Assistant Secretary